EXHIBIT 23.1.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169633-01 on Form S-3 of our report dated February 28, 2012, relating to the financial statements and financial statement schedule of Duke Energy Ohio, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Duke Energy Ohio, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 28, 2012